AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment to Custodian Agreement is made as of June 29, 2001 by and between Evergreen Variable Annuity Trust (the “Fund”) and State Street Bank and Trust Company (the “Custodian”).  Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Agreement referred to below.

WHEREAS, the Fund and the Custodian entered into a Custodian Agreement dated as of May 1, 1998 (as amended, modified or supplemented and in effect from time to time, the “Contract”);

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and the Fund has heretofore made certain of its series subject to the Contract (each such series, together with all other series subsequently established by the Fund and made subject to the Contract in accordance with the terms thereof, shall be referred to as a “Portfolio” and collectively, as the “Portfolios”);

WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract to reflect revisions to Rule 17f-5 (“Rule 17f-5”) and the adoption of Rule 17f-7 (“Rule 17f-7”) promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund and the Custodian desire to amend and restate certain other provisions of the Contract relating to the custody of assets of each of the Portfolios held outside of the United States;

WHEREAS, in accordance with the terms of the Contract, the Fund has instructed, or hereafter may instruct, the Custodian to employ Chase (as such term is defined below) as sub-custodian for all Chase Foreign Assets (as such term is defined below) of each Chase Portfolio (as such term is defined below);

            WHEREAS, the Fund has delegated, or may hereafter delegate, Chase to serve as its Foreign Custody Manager (as such term is defined below) with regard to each Chase Portfolio’s Chase Foreign Assets; and

            WHEREAS, Chase has accepted, or will accept, all such aforementioned Foreign Custody Manager delegations.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

I.          The Fund hereby confirms and ratifies (a) its prior selection of Chase as sub-custodian for the Chase Foreign Assets of Evergreen Large Company Growth Fund (formerly known as Evergreen Strategic Growth Fund), a Chase Portfolio and (b) its prior instruction to the Custodian to employ Chase as sub-custodian for the Chase Foreign Assets of Evergreen Large Company Growth Fund.  The Fund further confirms to the Custodian that, as of the date hereof, such selection and instruction remain in full force and effect.

II.         The last sentence of Section 1 of the Contract is hereby deleted and replaced in its entirety by the following sentence:

            “The Custodian may employ as sub-custodian (a) for the Fund’s Non-Chase Foreign Assets, the foreign banking institutions and foreign securities depositories designated in Schedules A and B hereto, but only in accordance with the applicable provisions of Sections 3 and 4 or (b) for the Fund’s Chase Foreign Assets, Chase, but only in accordance with the applicable provisions of Sections 3 and 4.”

III.       Section 3 of the Contract is hereby deleted and replaced in its entirety by Section 3 set forth below and Section 4 of the Contract is hereby deleted and replaced in its entirety by Section 4 set forth below.

SECTION 3.   Provisions Relating to Rules 17f-5 and 17f-7

3.1.      Definitions.  Capitalized terms in this Agreement shall have the following meanings:

“Chase” means The Chase Manhattan Bank, N.A. and each of its successors-in-interest, and each of its predecessors-in-interest, as the context may require.

“Chase Portfolio(s)” means any one or more Portfolios for which the Fund instructs the Custodian to employ Chase as a sub-custodian for such Portfolio’s Chase Foreign Assets.

“Non-Chase Portfolio(s)” means any one or more Portfolios for which the Custodian has not received the Fund’s instruction to employ Chase as sub-custodian.

“Chase Foreign Assets” means all of a Chase Portfolio’s Foreign Assets except those Foreign Assets whose primary market is in either India, Taiwan or Russia.

“Non-Chase Foreign Assets” means any Foreign Assets which are not Chase Foreign Assets; such term includes each of (a) the Foreign Assets of a Chase Portfolio whose primary market is in either India, Taiwan or Russia and (b) the Foreign Assets of a Non-Chase Portfolio.

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

“Eligible Foreign Custodian” has the meaning set forth in section (a)(1) of Rule 17f-5, including a majority-owned or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian  (as set forth in Rule 17f-5 or by other appropriate action of the U.S. Securities and Exchange Commission (the “SEC”)), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

“Eligible Securities Depository” has the meaning set forth in section (b)(1) of Rule 17f-7.

“Foreign Assets” means any of the Portfolios’ investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Portfolios’ transactions in such investments.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f‑5.

3.2.      The Custodian as Foreign Custody Manager.

            3.2.1    Delegation to the Custodian as Foreign Custody Manager.  The Fund, by resolution adopted by its Board of Trustees (the “Board”), hereby delegates to the Custodian, subject to Section (b) of Rule 17f‑5, the responsibilities set forth in this Section 3.2 with respect to Non-Chase Foreign Assets of the Portfolios held outside the United States, and the Custodian hereby accepts such delegation, it being hereby expressly understood that the Custodian shall not serve as Foreign Custody Manager with respect to any Chase Foreign Assets.

            3.2.2    Countries Covered.  The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Contract, which list of countries may be amended from time to time by the Fund with the agreement of the Foreign Custody Manager.  The Foreign Custody Manager shall list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the Non-Chase Foreign Assets, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager.  The Foreign Custody Manager will provide amended versions of Schedule A in accordance with Section 3.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Non-Chase Foreign Assets in a country listed on Schedule A, and the fulfillment by the Fund, on behalf of the applicable Portfolio(s), of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by the Board on behalf of the applicable Portfolio(s) responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation.  Execution of this Amendment by the Fund shall be deemed to be a Proper Instruction to open an account, or to place or maintain Non-Chase Foreign Assets, in each country listed on Schedule A in which the Custodian has previously placed or currently maintains Non-Chase Foreign Assets pursuant to the terms of the Contract. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board on behalf of the applicable Portfolio to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the Foreign Custody Manager of the Non-Chase Foreign Assets of such Portfolio with respect to that country.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Fund.  Thirty days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Fund, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager with respect to the country as to which the Custodian’s acceptance of delegation is withdrawn.

            3.2.3    Scope of Delegated Responsibilities:

                        (a)        Selection of Eligible Foreign Custodians.  Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain the Non-Chase Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager in each country listed on Schedule A, as amended from time to time.  In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Non-Chase Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Non-Chase Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Non-Chase Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1).

                        (b)        Contracts With Eligible Foreign Custodians.  The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the Foreign Custody Manager to maintain Non-Chase Foreign Assets will satisfy the requirements of Rule 17f-5(c)(2).

                        (c)        Monitoring.  In each case in which the Foreign Custody Manager maintains Non-Chase Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Non-Chase Foreign Assets with such Eligible Foreign Custodian and (ii) the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian.  In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate, the Foreign Custody Manager shall notify the Board in accordance with Section 3.2.5 hereunder.

            3.2.4    Guidelines for the Exercise of Delegated Authority.  For purposes of this Section 3.2, the Board shall be deemed to have considered and determined to accept such Country Risk as is incurred by placing and maintaining the Non-Chase Foreign Assets in each country for which the Custodian is serving as Foreign Custody Manager with respect to the Non-Chase Foreign Assets.

            3.2.5    Reporting Requirements.  The Foreign Custody Manager shall report the withdrawal of the Non-Chase Foreign Assets from an Eligible Foreign Custodian and the placement of such Non-Chase Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred.  The Foreign Custody Manager shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Non-Chase Foreign Assets of the Portfolios described in this Section 3.2 after the occurrence of the material change.

Standard of Care as Foreign Custody Manager of a Portfolio.  In performing the responsibilities delegated to it, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise.

            3.2.7    Representations with Respect to Rule 17f‑5.  The Foreign Custody Manager represents to the Fund that it is a U.S. Bank as defined in section (a)(7) of Rule 17f-5.  The Fund represents to the Custodian that the Board has determined that it is reasonable for the Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Contract to the Custodian as the Foreign Custody Manager of the Non-Chase Foreign Assets of the Portfolios.

            3.2.8    Effective Date and Termination of the Custodian as Foreign Custody Manager.  The Board’s delegation to the Custodian as Foreign Custody Manager of the Non-Chase Foreign Assets of the Portfolios shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party.  Termination will become effective forty-five (45) days after receipt by the non-terminating party of such notice.  The provisions of Section 3.2.2 hereof shall govern the delegation to and termination of the Custodian as Foreign Custody Manager of the Non-Chase Foreign Assets of the Portfolios with respect to designated countries.

3.3       Eligible Securities Depositories.

            3.3.1    Analysis and Monitoring.  The Custodian shall (a) provide the Fund (or its duly-authorized investment manager or investment adviser) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto in accordance with section (a)(1)(i)(A) of Rule 17f-7, and (b) monitor such risks on a continuing basis, and promptly notify the Fund (or its duly-authorized investment manager or investment adviser) of any material change in such risks, in accordance with section (a)(1)(i)(B) of Rule 17f-7.

            3.3.2    Standard of Care.  The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section 3.3.1.

SECTION 4.   Duties of the Custodian with Respect to Property of the Portfolios Held Outside the United States.

4.1       Definitions.  Capitalized terms in this Section 4 shall have the following meanings:

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B hereto.

“Foreign Sub‑Custodian” means either (a) Chase (with respect to the Chase Foreign Assets) or (b) a foreign banking institution serving as an Eligible Foreign Custodian (with respect to the Non-Chase Foreign Assets), as the case may be.

4.2.      Holding Securities.  The Custodian shall identify on its books as belonging to the Portfolios the foreign securities held by each Foreign Sub-Custodian or Foreign Securities System.  The Custodian may hold foreign securities for all of its customers, including the Portfolios, with any Foreign Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to foreign securities of the Portfolios which are maintained in such account shall identify those securities as belonging to the Portfolios and (ii), to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.

4.3.      Foreign Securities Systems.  Foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by the Custodian or a Foreign Sub-Custodian, as applicable, in such country.

4.4.      Transactions in Foreign Custody Account.

4.4.1.   Delivery of Foreign Assets.  The Custodian or a Foreign Sub-Custodian shall release and deliver foreign securities of the Portfolios held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

(i)         upon the sale of such foreign securities for the Portfolio in accordance with commercially reasonable market practice in the country where such foreign securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment; or (B) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

(ii)        in connection with any repurchase agreement related to foreign securities;

(iii)       to the depository agent in connection with tender or other similar offers for foreign securities of the Portfolios;

(iv)       to the issuer thereof or its agent when such foreign securities are called, redeemed, retired or otherwise become payable;

(v)        to the issuer thereof, or its agent, for transfer into the name of the Custodian (or the name of the respective Foreign Sub-Custodian or of any nominee of the Custodian or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(vi)       to brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case the Foreign Sub-Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Foreign Sub-Custodian’s own negligence or willful misconduct;

(vii)      for exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;

(viii)      in the case of warrants, rights or similar foreign securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

(ix)       for delivery as security in connection with any borrowing by the Portfolios requiring a pledge of assets by the Portfolios;

(x)        in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(xi)       in connection with the lending of foreign securities; and

(xii)      for any other purpose, but only upon receipt of Proper Instructions specifying the foreign securities to be delivered and naming the person or persons to whom delivery of such securities shall be made.

4.4.2.   Payment of Portfolio Monies.  Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of a Portfolio in the following cases only:

(i)         upon the purchase of foreign securities for the Portfolio, unless otherwise directed by Proper Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign securities; or (B) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

(ii)        in connection with the conversion, exchange or surrender of foreign securities of the Portfolio;

(iii)       for the payment of any expense or liability of the Portfolio, including but not limited to the following payments:  interest, taxes, investment advisory fees, transfer agency fees, fees under this Contract, legal fees, accounting fees, and other operating expenses;

(iv)       for the purchase or sale of foreign exchange or foreign exchange contracts for the Portfolio, including transactions executed with or through the Custodian or its Foreign Sub-Custodians;

(v)        in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(vi)       for payment of part or all of the dividends received in respect of securities sold short;

(vii)      in connection with the borrowing or lending of foreign securities; and

(viii)      for any other purpose, but only upon receipt of Proper Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

4.4.3.   Market Conditions.  Notwithstanding any provision of this Contract to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.

The Custodian shall provide to the Board the information with respect to custody and settlement practices in countries in which the Custodian employs a Foreign Sub-Custodian described on Schedule D hereto at the time or times set forth on such Schedule. The Custodian may revise Schedule D from time to time, provided that no such revision shall result in the Board being provided with substantively less information than had been previously provided hereunder.

4.5.      Registration of Foreign Securities.  The foreign securities maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered in the name of the applicable Portfolio or in the name of the Custodian or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing, and the Fund on behalf of such Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. The Custodian or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of a Portfolio under the terms of this Contract unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

Bank Accounts.   The Custodian shall identify on its books as belonging to the Fund cash (including cash denominated in foreign currencies) deposited with the Custodian.  Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of a Portfolio with a Foreign Sub-Custodian.  All accounts referred to in this Section shall be subject only to draft or order by the Custodian (or, if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Contract to hold cash received by or from or for the account of the Portfolio.  Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

4.7.      Collection of Income.  The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled and shall credit such income, as collected, to the applicable Portfolio.  In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.

4.8       Shareholder Rights.  With respect to the foreign securities held pursuant to this Section 4, the Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued.  The Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Fund to exercise shareholder rights.

4.9.      Communications Relating to Foreign Securities.  The Custodian shall transmit promptly to the Fund written information with respect to materials received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith).  With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund written information with respect to materials so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer.  The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Portfolios at any time held by it unless (i) the Custodian or the respective Foreign Sub-Custodian is in actual possession of such foreign securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power.

4.10.    Liability of Foreign Sub-Custodians.

Each agreement pursuant to which the Custodian employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify, and hold harmless, the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian’s performance of such obligations.  At the Fund’s election, the Portfolios shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Portfolios have not been made whole for any such loss, damage, cost, expense, liability or claim.

Tax Law.

The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Portfolios or the Custodian as custodian of the Portfolios by the tax law of the United States or of any state or political subdivision thereof.  It shall be the responsibility of the Fund to notify the Custodian of the obligations imposed on the Fund with respect to the Portfolios or the Custodian as custodian of the Portfolios by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.  The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to assist the Fund with respect to any claim for exemption or refund under the tax law of countries for which the Fund has provided such information.

4.12.    Liability of Custodian.

Except as may arise from the Custodian’s own negligence or willful misconduct or the negligence or willful misconduct of a Foreign Sub-Custodian, the Custodian shall be without liability to the Fund for any loss, liability, claim or expense resulting from or caused by anything which is part of Country Risk.

The Custodian shall be liable for the acts or omissions of a Foreign Sub-Custodian to the same extent as set forth with respect to sub-custodians generally in the Contract and, regardless of whether assets are maintained in the custody of a Foreign Sub-Custodian or a Foreign Securities System, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Sub-Custodian has otherwise acted with reasonable care.

IV.       Except as specifically superseded or modified herein, the terms and provisions of the

            Contract shall continue to apply with full force and effect.  In the event of any conflict between the terms of the Contract prior to this Amendment and this Amendment, the terms of this Amendment shall prevail. If the Custodian is delegated the responsibilities of Foreign Custody Manager pursuant to the terms of Section 3 hereof, in the event of any conflict between the provisions of Sections 3 and 4 hereof, the provisions of Section 3 shall prevail.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

Witnessed By:                            STATE STREET BANK AND TRUST COMPANY

/s/ Stephanie L. Poster

Stephanie L. Poster                           By:/s/ Joseph L. Hooley

Vice President                                         Joseph L. Hooley, Executive Vice President

Witnessed By:                            Evergreen Variable Annuity Trust

/s/ Maureen E. Towle

Name:  Maureen E. Towle                 By:/s/ Catherine E. Foley

Title: Assistant Secretary                          Name: Catherine E. Foley

   Title: Assistant Secretary

                                                Dated as of:  September 9, 2002

State Street Bank and Trust Company

2 Avenue de Lafayette, LCC/3

Boston, MA 02111-1724

Attn:  William E. Monaghan, Jr., Vice President

Re:  Confirmation and Agreement regarding Fund’s delegation to Foreign Custody Manager under Rule 17f-5

Ladies and Gentlemen:

Reference is made to that certain Contract (as such term is defined in that certain Amendment to Custodian Agreement by and between Evergreen Variable Annuity Trust and State Street Bank and Trust Company dated June 29, 2001 (the “Amendment”).  All capitalized terms used but not specifically defined herein shall have the meanings assigned to them in the Contract or the Amendment, as the case may be.

Reference is further made to that certain Proper Instruction of the Fund dated June 27, 2002 wherein the Fund instructed the Custodian to terminate its Subcustody Agreement dated October 15, 1982, as amended with Chase (the “Subcustody Agreement”), and thereby end its sub-custody relationship with Chase as related to the Chase Foreign Assets of Evergreen VA International Growth Fund (the “Instruction”).

Reference is finally made to that certain notice dated June 27, 2002 whereby, pursuant to the Instruction, the Custodian terminated the Subcustody Agreement and thereby its sub-custodian relationship with Chase, as related to the Chase Foreign Assets of Evergreen VA International Growth Fund effective September 6, 2002, as accepted by Chase (the “ Termination”).

Notwithstanding any provision to the contrary which may be found in the Amendment, the Fund herby confirms to and agrees with the Custodian that, as a result of the Termination, the Chase Foreign Assets of Evergreen VA International Growth Fund shall no longer be considered Chase Foreign Assets and, as of the date hereof, shall be deemed to be Non-Chase Foreign Assets.

Notwithstanding any provision to the contrary which may be found in the Amendment, the Fund hereby confirms to and agrees with the Custodian that, as a result of the Termination, the Evergreen VA International Growth Fund shall no longer be considered a Chase Portfolio and, as of the date hereof, shall be deemed to be a Non-Chase Portfolio.

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fund hereby requests that, as of the date hereof, the Custodian serve as Foreign Custody Manager for the Foreign Assets of the Evergreen VA International Growth Fund pursuant to the terms of the Contract, as may be modified by this Confirmation and Agreement.

The Contract, as maybe hereby modified or amended, remains in full force and effect on the date hereof and is hereby confirmed and ratified in all respects.

If the foregoing is acceptable to you, kindly acknowledge same by signing the enclosed copy of this letter where indicated below.

                                                            Sincerely,

                                                            EVERGREEN VARIABLE ANNUITY TRUST

                                                            By:  /s/ Catherine Kennedy

                                                            Catherine Kennedy, Assistant Secretary

                                                            Duly Authorized

AGREED AND ACCEPTED:

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Joseph L. Hooley

Joseph L. Hooley, Senior Vice President

Duly Authorized